UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2022

LendingClub Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 001-36771

Delaware	51-0605731
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

595 Market Street, Suite 200,
San Francisco,	CA	94105
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 415 632-5600
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	LC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 13, 2022, Susan Athey notified LendingClub Corporation (the “Company”) of her intention to not stand for re-election to the Company’s Board of Directors (the “Board”) at the Company’s 2022 annual meeting of stockholders on June 2, 2022 (the “2022 Annual Meeting”). Accordingly, as of the 2022 Annual Meeting, Ms. Athey will complete her existing term and cease to be an ongoing member of the Board or any committee of the Board.

Ms. Athey is currently chair of the Board’s Nominating and Corporate Governance Committee (the “Nom-Gov Committee”) and a member of the Board’s Operational Risk Committee. Effective as of the 2022 Annual Meeting, Michael Zeisser will serve as chair of the Nom-Gov Committee.

Ms. Athey has served on the Board for a number of years and has provided invaluable support and expertise to the Company; however, she has decided to pursue other interests and opportunities. Ms. Athey’s decision to not stand for re-election to the Board was not as a result of any disagreement with the Company.

Retaining a diverse Board remains an important consideration as the Company contemplates future appointments. To that end, the Nom-Gov Committee is continuing its search for director candidates that bring diversity to the Board.

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation
Date:	April 18, 2022	By:	/s/ Brandon Pace
Brandon Pace
Chief Administrative Officer
(duly authorized officer)